As filed with the Securities and Exchange Commission on July 22, 1996
                                            Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                           NORTHLAND CRANBERRIES, INC.
             (Exact name of registrant as specified in its charter)

       Wisconsin                    0171                     39-1583759
       (State of        (Primary Standard Industrial      (I.R.S. Employer
     incorporation)      Classification Code Number)     Identification No.)

                             800 First Avenue South
                        Wisconsin Rapids, Wisconsin 54494
                                 (715) 424-4444
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             _______________________

                                 John A. Pazurek
                      Vice President-Finance and Treasurer
                           Northland Cranberries, Inc.
                             800 First Avenue South
                        Wisconsin Rapids, Wisconsin 54494
                                 (715) 424-4444
                            Facsimile (715) 422-6800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            _________________________
                                    Copy to:
                              Steven R. Barth, Esq
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 297-5662
                           Facsimile:  (414) 297-4998

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

                         CALCULATION OF REGISTRATION FEE
                                        Proposed    Proposed
       Title of Each                    Maximum     Maximum
         Class of                       Offering   Aggregate     Amount of
     Securities to be   Amount to be   Price per    Offering   Registration
        Registered      Registered(1)   Share(2)    Price(2)        Fee
    Class A Common
    Stock, $.01 par
    value . . . . . .      500,000      $28.125   $14,062,500     $4,850

   (1) The Company's Board of Directors declared a two-for-one stock split to be effected in the form of a 100% stock dividend to be distributed on September 3, 1996 to holders of Class A Common Stock of record at the close of business on August 15, 1996. On the date of such distribution, the amount to be registered hereunder will increase from 500,000 shares to 1,000,000 shares.
   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average high and low sales prices of the Class A Common Stock reported by the Nasdaq National Market on July 18, 1996.
                            _________________________

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
   Securities Act of 1933, check the following box.    [X]
                            _________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           NORTHLAND CRANBERRIES, INC.
                         FORM S-4 REGISTRATION STATEMENT

                              CROSS REFERENCE SHEET

           (Pursuant to item 501(b) of Regulation S-K, showing the location in the Prospectus of the information required to be included therein in response to the Items of Part I of Form S-4)

    Form S-4
      Item                                      Prospectus Caption or
     Number         Item Description            Location in Prospectus

       1.     Forepart of the Registration      Outside Front Cover Page
              Statement and Outside Front       of Prospectus
              Cover Page of Prospectus

       2.     Inside Front and Outside          Inside Front and Outside
              Back Cover Pages of               Back Cover Page of
              Prospectus                        Prospectus; Available
                                                Information

       3.     Risk Factors, Ratio of            Cover Page; The Company;
              Earnings to Fixed Charges         Incorporation of Certain
              and Other Information             Information by Reference

       4.     Terms of the Transaction          *

       5.     Pro Forma Financial               *
              Information

       6.     Material Contracts with           *
              Company Being Acquired
       7.     Additional Information            Outstanding Securities
              Required for Reoffering by        Covered by This Prospectus
              Persons and Parties Deemed
              to be Underwriters

       8.     Interests of Named Experts        Validity of Securities;
              and Counsel                       Experts

       9.     Disclosure of Commission          **
              Position on Indemnification
              for Securities Act
              Liabilities

      10.     Information With Respect to       The Company; Incorporation
              S-3 Registrants                   of Certain Information by
                                                Reference

      11.     Incorporation of Certain          Incorporation of Certain
              Information By Reference          Information By Reference

      12.     Information with Respect to       **
              S-2 or S-3 Registrants

      13.     Incorporation of Certain          **
              Information By Reference

      14.     Information with Respect to       **
              Registrants Other Than S-3
              or S-2 Registrants

      15.     Information with Respect to       **
              S-3 Companies

      16.     Information with Respect to       **
              S-2 or S-3 Companies

      17.     Information with Respect to       *
              Companies Other Than S-3 or
              S-2 Companies

      18.     Information if Proxies,           *
              Consents or Authorizations
              are to be Solicited

      19.     Information if Proxies,           *
              Consents or Authorizations
              are not to be Solicited or
              in an Exchange Offer
   _______________________
   * Inapplicable in connection with the filing of this Registration Statement. Information, however, may be included in subsequent post-effective amendments filed under certain circumstances pursuant to General Instruction H of Form S-4 or in one or more prospectus supplements, filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.

   **   Not applicable or answer is negative.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                        Subject to Completion
                                                                July 22, 1996
   PROSPECTUS                    500,000 Shares


                                 [LOGO]



                              Class A Common Stock
                            ________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                            ________________________

             This Prospectus covers shares of Class A Common Stock, $.01 par value (the "Class A Common Stock") which may be offered and issued by Northland Cranberries, Inc. (the "Company") from time to time in connection with the merger with or acquisition by the Company, directly or indirectly, of businesses or properties. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be merged with or acquired by the Company, and that the shares of Class A Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition is agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an Underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

             With the written consent of the Company, this Prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who have received or will receive, from the Company, Class A Common Stock covered by this Prospectus in connection with mergers or acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Class A Common Stock issued under the Registration Statement.

             At July 10, 1996, the Company had 6,367,143 shares of its Class A Common Stock outstanding. These shares are listed on the Nasdaq National Market ("NASDAQ"). The shares offered hereby have been approved for quotation on NASDAQ. On July 19, 1996, the last sale price of the Class A Common Stock on NASDAQ was $28-1/2 per share.

             All expenses of this offering will be paid by the Company.

                  The date of this Prospectus is _______, 1996.

                                   THE COMPANY

             The Company is the world's largest cranberry grower, with more planted acres of cranberries owned or leased than any other grower. The Company owns or leases over 2,300 planted acres of cranberries at numerous marsh locations in Wisconsin and Massachusetts. In fiscal 1996 the Company harvested approximately 1,900 acres which produced 287,000 barrels, representing approximately 6% of the total cranberries harvested in the world. In each of the past three years, the Company sold substantially all of its crop harvested for processing to two independent fruit juice and sauce processors for their packaging and resale as private label cranberry juice and sauce, pursuant to contracts which expired on March 31, 1996.

             In 1993 the Company first implemented its "from marsh to market" vertical integration business strategy when it began selling its own Northland/R/ brand fresh cranberries. In August 1995, the Company announced that it would further this strategy by marketing and selling its own Northland brand 100% cranberry juice blends, and other processed consumer branded and private label cranberry products. This initiative was implemented in October 1995 when the Company introduced its Northland brand 100% cranberry juice blends into Wisconsin markets. To date, the Company's premium cranberry juice has penetrated virtually all Wisconsin markets, a significant portion of the Chicago metropolitan market and 17 other major retail marketing areas located primarily throughout the Midwest and Great Lakes regions.

             In February 1996, the Company entered into a three-year product supply agreement with Rudolf Wild GmbH & Co. of Heidelberg, Germany ("Wild"), one of Europe's largest suppliers of natural compounds for the production of soft drinks and other beverages containing fruit, pursuant to which the Company will supply cranberry concentrate to Wild.

             The term "Company" refers to Northland Cranberries, Inc., a Wisconsin corporation and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54494. The telephone number is (715) 424-4444.

                                  RISK FACTORS

             In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before determining whether to accept as consideration shares of the Class A Common Stock offered hereby. Certain matters discussed in this Prospectus or incorporated herein by reference are forward-looking statements that involve risks and uncertainties, including particularly sentences which include words such as the Company "believes," "anticipates," "expects" or words of similar import. With respect to such statements, the Company claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Such statements are subject to certain risks and uncertainties, including particularly those important factors set forth below, that could cause actual results to differ materially from those projected. Potential investors are cautioned not to place undue reliance on such forward looking statements, which are made only as of the date hereof. The Company undertakes no obligations to publicly update or release the results of any revision to such forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of subsequent events. Readers are cautioned that the following important Risk Factors, in addition to those discussed elsewhere or incorporated by reference herein, could affect the future results of the Company and cause those results to differ materially from those expressed in such forward-looking statements.

   Untested Business Strategy

             The Company's experience in the business of marketing and selling value-added processed consumer cranberry products began, on a limited basis, in 1993 when it first marketed its own Northland brand fresh cranberries and was furthered during the Company's 1996 fiscal year through the sale of its Northland brand 100% cranberry juice blends. The business of marketing and selling consumer cranberry products involves substantial risk and there can be no assurance that the Company will be able to manage or sustain its very limited success in this field to date. Important to the success of Northland's strategy is its belief that the demand for cranberry products will exceed the available supply of raw cranberries for at least the next several years and that the redirection of its own internal supply of raw cranberries (and the raw cranberries it purchases from other growers) into its own cranberry products will not increase the overall supply of consumer cranberry products. If the Company's assessment of the cranberry market is incorrect, the Company's internal cranberry supply may not create the benefits and competitive advantages currently anticipated by the Company, which could have a material adverse effect on its results of operations and financial condition. See " -- Cranberry Market; Supply and Demand" below.

             While the Company has key employees who have experienced the product introduction and sale of its Northland brand fresh cranberries and Northland brand premium cranberry juice blends, the Company's management and employees have limited experience and expertise in the consumer beverage and fruit products businesses. Although the Company has a Director of Sales with juice and beverage industry experience, there can be no assurance that the Company will be able to successfully hire additional qualified personnel or, if hired, retain and integrate such personnel into the Company's operations.

   Cranberry Market; Supply and Demand

             An oversupply of cranberries could have a depressing effect on the pricing of raw cranberries and consumer cranberry products. The supply of raw cranberries increased over the last several years, principally due to the maturation of new acreage planted in the United States as a result of growers obtaining permits prior to the enactment in 1990 of the current regulations restricting the further new development of wetland acreage. However, apart from this general trend toward increasing supply, annual cranberry production can fluctuate significantly from year to year depending on agricultural conditions, which can cause dramatic increases or decreases in the overall annual supply of raw cranberries. After 1996, the Company anticipates that additional maturing acreage in the United States will decrease due to the impact of current regulations which became effective in 1990 and restricted the issuance of new permits to allow the further commercial development of wetland acreage. However, there can be no assurance that future federal or state legislation easing the current regulatory restrictions on wetland development will not be enacted. Moreover, although the Company believes that new commercial development of cranberry acreage has been limited in Canada because of its federal "no net loss of wetlands" policy (which has also been adopted by most provinces), there is no available data on the extent of new cranberry acreage development in Canada. Such development could be substantial. Additionally, to date, substantially all of the world's raw cranberries have been grown in North America. In recent years, however, increased attention has been directed at attempts to grow cranberries in locations outside North America and on non-wetland properties. Over the longer-term, there can be no assurance that cranberry production outside North America or on non-wetland properties will not become significant.

             The Company believes that the demand for cranberry products has also increased substantially over recent years and has generally exceeded the supply of raw cranberries. While the Company believes that the demand for cranberry products at current market prices will continue to exceed the supply of raw cranberries for the next several years, there can be no assurance that the supply of raw cranberries will not increase to meet or exceed market demand or that demand will not decline. Increasing demand for cranberry products, however, may depend on continued heavy advertising expenditures and expanded new cranberry product introductions by Ocean Spray and other branded juice product companies. Additionally, changes in consumer perceptions of the relative healthfulness or safety of cranberries generally could have a material adverse effect on the demand for consumer cranberry products and result in significant changes in cranberry prices.

   Competition

        General

             The markets in which the Company has competed and will compete are large and very competitive. Many of the Company's current and prospective competitors have substantially greater financial, marketing, production and/or distribution resources than the Company and, except in the areas of cranberry growing and fresh fruit sales, substantially more experience in the production, marketing, distribution and sale of cranberry and other consumer products. The Company is subject to substantial competition with respect to the sale of consumer cranberry products, the sale of fresh cranberries and, to a lesser extent, the purchase of raw cranberries. Moreover, the competitive success of the Company's products will depend on consumers' perceptions of their quality and appearance as compared to competitive products.

        Raw Cranberry Market

             Ocean Spray dominates the raw cranberry market. Ocean Spray is an agricultural marketing cooperative that enjoys limited protection under the United States anti-trust laws. Northland competes in the market for purchasing raw cranberries with other independent cranberry product handlers and processors for the raw cranberries of other independent growers. The Company could also experience competition for the purchase of raw cranberries from Ocean Spray to the extent Ocean Spray accepts new member growers. The Company believes that competition for the purchase of raw cranberries in the independent market may increase as a result of the Company's current business strategy.

        Branded Products Market

             Ocean Spray also dominates the branded consumer cranberry products market. Ocean Spray has significantly more experience in the fruit juice and branded processed cranberry products markets, substantially greater brand name recognition and substantially greater marketing, distribution and financial resources than the Company. There can be no assurance that the Company will be successful in competing against Ocean Spray.

        Private Label Cranberry Products Market

             The market for private label cranberry juice, sauce and other processed cranberry products has been supplied primarily by two independent processors, as well as a limited number of other independent raw cranberry brokers and private label juice processors and marketers. These processors have significant experience in the private label fruit juice and processed cranberry products markets and have well established co-packing and bottling operations, distributor networks and customer bases that may be greater than those of the Company or other co-packers that may enter into an alliance with Northland. There can be no assurance that the Company will be successful in competing directly or indirectly against these processors. Moreover, private label cranberry products in general compete against branded cranberry products and, in particular, the branded cranberry products of Ocean Spray. There can be no assurance that any private label processed cranberry products of the Company or its allied co-packers will be able to successfully compete against the similar branded products of Ocean Spray or others.

        Fresh Cranberry Market

             The Company already experiences significant direct competition from Ocean Spray in the fresh cranberry market. Ocean Spray has significantly greater marketing, distribution and financial resources than the Company and there can be no assurance that the Company will be able to continue to compete successfully against Ocean Spray in the fresh fruit market.

   Seasonality

             While the Company believes that the implementation of its current business strategy has reduced the extreme seasonality of its previous business, there can be no assurance that this will continue and, in any event, it is expected that the Company's results of operations will continue to experience significant seasonality as a result of the traditionally heavier consumer demand for juice products during the summer months and the increased Thanksgiving and Christmas season holiday demand for fresh cranberries and other processed cranberry products.

   Agricultural Factors; Crop Insurance

             Northland's cranberry production and current results of operations are subject to the variable effects of weather, crop disease, insect infestation, animal damage, hail and storm damage and water adequacy. These factors can also affect the storage and selling quality of Northland's crop, as well as the quantity and quality of raw cranberries to be purchased by the Company from other growers.
   Significant reductions in annual per acre yields can result from any of these factors being unfavorable on the Company's marshes and such reductions can have, and have had, a material adverse effect on the Company's results of operations. As a result, the Company's crop yields and production on its individual marshes and on an aggregate basis can and do fluctuate widely from year to year. Additionally, weather conditions and the other agricultural factors described above have delayed by approximately one growing season the development and maturation of Northland's cranberry vines planted within the last five years.

             While the Company's present federal multi-peril crop insurance coverage provides protection against reduced harvests resulting from adverse growing conditions and hail and storm damage, such policies insure only up to 75% of the previous 10 years' average historical yield from the affected marsh and will reimburse the Company at an effective rate of $52 per barrel of insured lost production this crop year (substantially below the price which could have been received by actually harvesting and delivering or selling such barrel). These reimbursement rates do not and will not take into account or cover the increasing yields expected from newly maturing acreage or the anticipated higher per barrel proceeds which the Company may otherwise achieve by selling its cranberries as fresh fruit or as branded or private label consumer products. These insurance policies also do not cover destruction or spoilage of the Company's crop after its harvest.

   Dependence on Key Personnel

             The Company is dependent on certain key management personnel, particularly its President and Chief Executive Officer, John Swendrowski. The Company does not maintain key man life insurance on, or have employment agreements for current employment with, any of its management personnel. The Company's future success will depend, in part, on its ability to retain its management personnel and integrate new management personnel into the Company's operations.

   Processing and Delivery

             The Company's principal processing and storage facility and its concentrating facility are located in Wisconsin Rapids, Wisconsin. The Company also operates a smaller processing facility in Hanson, Massachusetts for its Massachusetts-grown cranberry crop. In the event of a fire or other natural disaster, regulatory actions or other causes, particularly if such incidents occurred during or shortly after the annual fall cranberry harvest, the Company's inventory of cranberries at such affected facility would be subject to loss and the Company might be unable to receive and process harvested berries at such facility, supply concentrate (if the event affected the Wisconsin Rapids facility) or process or ship fresh cranberries from such facility. Although the Company has business interruption insurance believed to cover most such circumstances, such an interruption of business could materially and adversely affect the Company's results of operations.

             The Company intends to enter into contractual arrangements with various providers of materials and services required to produce, package, market and distribute the Company's processed cranberry products, such as co-packers, food and beverage brokers and transportation companies. Accordingly, the Company will rely on a limited number of providers and as a result, poor performance by or the loss of any such provider could have a material adverse effect on the Company's results of operations, especially in the short-term.

   Regulation

             As a result of the significant regulatory restrictions in the United States governing the development of wetlands (the preferred growing habitat for cranberries), it is unlikely the Company, or any other cranberry growers or developers in the United States, in the near future will be able to cost-effectively secure additional permits for further significant cranberry marsh expansion on wetland properties. While a recent legislative proposal adopted by the United States House of Representatives attempts to ease these restrictions in certain respects, in its current form such legislation does not preempt state regulation of wetlands development and, therefore, may not significantly affect current restrictions in the United States. The Company is unable to predict the likelihood of enactment of such legislation, what form the proposed legislation may finally take or what impact any such enacted legislation will have on the ability to develop new cranberry marshes. If the current proposal is enacted in a manner which would materially ease restrictions on the development of cranberry marshes, it could lead to an increase in long-term supply which, if not exceeded by demand, could have a depressing effect on the pricing of cranberries and cranberry products. While the Government of Canada and most of Canada's provinces have "no net loss" policies restricting the development of wetlands, the impact of such policies on development of wetlands for cranberry production is uncertain. See " -- Cranberry Market; Supply and Demand" above.

             The production, packaging, labeling, marketing and distribution of the Company's fresh cranberries and planned processed consumer cranberry products are and will be subject to the rules and regulations of various federal, state and local food and health agencies, including the United States Food and Drug Administration, the United States Department of Agriculture, the Federal Trade Commission and the Environmental Protection Agency ("EPA"). The Company believes it has and will be able to comply in all material respects with such rules, regulations and laws. However, there can be no assurance that future compliance with such rules, regulations and laws will not have a material adverse effect on the Company's results of operations and financial condition.

             Under the provision of the Agricultural Marketing Agreement Act, a Cranberry Marketing Order was adopted in 1974. This order established the Cranberry Marketing Committee of the United States Department of Agriculture ("CMC"), which is charged with developing a domestic marketing policy by March 1 of each year and making recommendations concerning the allowable supply of cranberries for such year. If the CMC determines that the supply and demand of cranberries will result in unstable market conditions for the forthcoming crop year, the CMC can recommend that the United States Secretary of Agriculture implement a grower allocation program pursuant to the Cranberry Marketing Order. The provisions available for such implementation permit the Secretary to regulate the amount of cranberries which "handlers," such as Ocean Spray and the Company, can accept from growers for domestic marketing. The CMC's jurisdiction is limited to areas within the United States. Therefore, the Company believes that any such order would not affect international allocations or sales. The CMC has never recommended that the Secretary implement an allocation program. However, similar provisions in effect prior to 1974 enabling the Secretary to limit the marketing of cranberries were implemented on three occasions, most recently in 1971. There can be no assurance that the CMC will not determine that the relative supply and demand characteristics require such a grower allocation program in the future, and that, therefore, limitations on the amount of cranberries produced and allotments on growers would be imposed. If such limitations or allotments are imposed on growers, they could have a material adverse effect on the Company's results of operations and financial condition.

             In January 1996, the EPA granted "treatment as a state" status to the Lac du Flambeau Band of Lake Superior Chippewa Indians pursuant to
   Section  518 of the federal Clean Water Act, 42 U.S.C. Section  1377.
   This status allows the Lac du Flambeau Band to set water quality standards within its reservation boundaries and to administer certain other provisions of the Clean Water Act. The EPA has taken the position that off-reservation dischargers must ensure that any discharges entering reservation waters comply with tribal standards. Although the Company owns no marshes within the exterior boundaries of the Lac du Flambeau reservation and thus is not subject to direct tribal regulation, one of its marshes is located near the reservation and thus its operations could be impacted adversely by future tribal water quality standards. Any proposed water quality standards developed by the Lac du Flambeau under the Clean Water Act will require EPA approval. No such standards have been adopted or approved as of the date of this Prospectus, and the Company cannot predict the timing, content, or impact of any potential future standards. It is possible that the Company could be required to incur significantly increased costs in ensuring that its operation located near the reservation does not violate applicable tribal water quality standards.

   Concentration of Ownership; Anti-takeover Considerations

             As of July 10, 1996, the current directors and executive officers of the Company in the aggregate controlled 20.7% of the combined voting power of the Class A and Class B Common Stock, including all of the outstanding shares of Class B Common Stock. The shares of Class B Common Stock are entitled to three votes per share on all matters submitted to a vote of shareholders and the shares of Class A Common Stock are entitled to one vote per share on all such matters. As of July 10, 1996, John Swendrowski, the President and Chief Executive Officer of the Company, controlled 15.6% of the combined voting power of the Class A and Class B Common Stock. See "Description of Capital Stock".

             The voting power of the Company's Class A and Class B Common Stock controlled by the Company's directors and officers in the aggregate, along with the existence of the Class B Common Stock, the voting trust and the shareholders agreement, as well as the Board of Directors' ability to issue, without shareholder approval, Preferred Stock upon such terms and conditions as it may determine and additional Class A Common Stock, could preclude, or make it more difficult to effect, an acquisition of the Company which is not on terms acceptable to the Company's Board of Directors and management. Additionally, the foregoing could also have the effect of enhancing the ability of the Board of Directors and management to maintain their positions with the Company. See "Description of Capital Stock."

             As described under "Description of Capital Stock -- Certain Statutory Provisions," the Wisconsin Business Corporation Law contains several statutory provisions which could also have the effect of discouraging non-negotiated takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company. Such provisions include (i) limiting the voting power of certain shares of certain public corporations which are held by a person in excess of 20% of the corporations' voting power to 10% of the full voting power of such excess shares; (ii) requiring a super-majority vote of shareholders, in addition to any vote otherwise required, to approve certain business combinations not meeting certain adequacy of price standards; and (iii) prohibiting certain business combinations between a corporation and a major shareholder for a period of three years, unless such acquisition has been approved by the corporation's board of directors prior to the time such major shareholder became a 10% beneficial owner of shares or under certain other circumstances.

   Possible Stock Price Volatility

             The Company believes that factors such as regulatory changes allowing the further commercial development of wetland acreage, significant changes in the relative supply and demand for cranberries, the Company's fall harvest results, the Company's limited experience in the processed consumer cranberry products market, significant quarterly fluctuations in the Company's financial results and sales of a significant number of shares of Class A Common Stock into the market by existing shareholders or the Company, together with general stock market or economic conditions, could adversely affect or cause significant volatility in the market price of the Class A Common Stock.

                PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

             The Company's Class A Common Stock is traded on the Nasdaq National Market under the symbol "CBRYA". The following table sets forth, for the periods indicated, the high and low last sale price of the Class A Common Stock and the cash dividends declared thereon. See the cover page of this Prospectus for the last sale price of the Class A Common Stock on the date prior to the date of this Prospectus. On June 26, 1996, the Company's Board of Directors declared a two-for-one stock split to be effected in the form of a 100% stock dividend to be distributed on September 3, 1996 to shareholders of record at the close of business on August 15, 1996. On the date of such distribution, the number of shares of Class A Common Stock covered by this Prospectus will increase from 500,000 to 1,000,000.
                                                                   Cash
                                               High     Low      Dividends
    Fiscal 1996
      November 30, 1995 . . . . . . . . . . .  $20      $14-1/2    $0.07
      February 28, 1996 . . . . . . . . . . .  $22      $17        $0.07
      May 31, 1996  . . . . . . . . . . . . .  $29-1/4  $19-3/4    $0.07
      August 31, 1996 (through July 19, 1996)  $31      $26-3/4     (1)
   ______________________________

   (1) On June 26, 1996, the Company's Board of Directors announced an increase in the quarterly cash dividend to $.08 per share, first payable on August 15, 1996 to shareholders of record as of the close of business on August 15, 1996.

             The Company's Articles of Incorporation provide that the Company must pay cash dividends on its outstanding Class A Common Stock at least equal to 110% of any cash dividends declared on its Class B Common Stock. See "Description of Capital Stock".

                          DESCRIPTION OF CAPITAL STOCK

   Relative Rights and Limitations

             The Company's authorized capital stock currently consists of 20,000,000 shares of Class A Common Stock, $.01 par value, 2,000,000 shares of Class B Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. A total of 6,367,143 shares of Class A Common Stock and 318,101 shares of Class B Common Stock were outstanding at July 10, 1996. None of the Preferred Stock has been issued.

             The outstanding shares of Class A and Class B Common Stock are, and the shares of Class A Common Stock to be issued and sold by the Company in this offering will be, fully paid and nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), which in general provides for personal liability on the part of shareholders in an amount up to the par value of shares owned for the unpaid wages of employees, but not exceeding six months' service in any one case. A Wisconsin trial court decision interpreted this statute to extend liability up to the original issue price, rather than the stated par value, of shares purchased. While this decision was affirmed by the Wisconsin Supreme Court, the precedential value of such affirmation is uncertain due to an equally divided court.

             Harris Trust and Savings Bank, Chicago, Illinois, is the transfer agent for the Class A Common Stock. As of July 1, 1996 there were 688 holders of record of Class A Common Stock and approximately 3,817 beneficial owners of Class A shares, including shares held by brokers and nominees.

             The principal relative rights, privileges and limitations of the Company's shares of Class A and Class B Common Stock and Preferred Stock are summarized below. The following description of the Company's classes of capital stock does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company's Articles of Incorporation, as amended.

   Class A and Class B Common Stock

             The following discussion of the characteristics of the shares of Class A and Class B Common Stock is qualified in its entirety by reference to the description below of the Company's authorized but unissued Preferred Stock, which could be issued with certain preferential rights over the shares of Class A and Class B Common Stock.

             The Class A shares are entitled to one vote per share and the Class B shares are entitled to three votes per share on all matters presented to the Company's shareholders. The holders of the Class A and Class B Common Stock will vote together as a single class on all such matters presented to shareholders, except that the Class A and Class B Common Stock will also each vote separately as a class when required by the WBCL. See "Certain Statutory Provisions" below. A total of 161,231 of the Class B shares owned beneficially by Messrs. Swendrowski and Miles, respectively, are subject to the terms of the Voting Trust which provides Mr. Swendrowski with discretionary power to vote such shares.

             Holders of shares of Class A Common Stock are entitled to receive cash dividends equal to at least 110% of any cash dividends paid on the shares of Class B Common Stock. Holders of Class B shares are entitled to receive cash dividends when and as declared by the Board of Directors from funds legally available therefor under the WBCL. Cash dividends may be paid on the Class A shares without a concurrent cash dividend being paid on the Class B shares. Pursuant to the Company's Articles of Incorporation, the Board of Directors must pay a dividend or distribution other than in cash on the Class A shares in the same amount as any such noncash dividend or distribution paid on the Class B shares. Each class of Common Stock is entitled to receive shares of the same respective class issued pursuant to stock dividends, stock splits and combinations in the same per share proportion as that distributed on the other class of Common Stock.

             The shares of Class A Common Stock have no conversion privileges. The shares of Class B Common Stock are convertible at the option of the holder thereof, at any time, into shares of Class A Common Stock on a share-for-share basis. Additionally, the outstanding shares of Class B Common Stock will be automatically converted into Class A shares on a share-for-share basis if, at any time, the outstanding shares of Class B shares fall below 2% of the outstanding Class A shares.

             Upon liquidation, dissolution or winding up of the Company, after payment of all liabilities due creditors of the Company, the holders of the shares of Class A Common Stock are entitled to receive $1.00 per share (subject to equitable adjustment in the event of stock splits and other similar events) before any payment or distribution may be made to holders of the shares of Class B Common Stock. Thereafter, holders of the shares of Class B Common Stock are entitled to receive $1.00 per share (subject to similar adjustment) before any further payment or distribution is made to the holders of the Class A Common Stock. Thereafter, holders of the Class A shares and Class B shares share on a pro rata basis in all payments or distributions made upon liquidation, dissolution or winding up of the Company.

             There are no restrictions contained in the Articles of Incorporation on additional issuances of shares of Class A Common Stock by the Company. However, the Company may not issue any additional shares of shares of Class B Common Stock (other than pursuant to stock dividends and stock splits as described above) without the approval of a majority of the votes represented by the outstanding shares of Class A and Class B Common Stock voting together as a single class.

             The holders of Class A and Class B Common Stock have no redemption privileges or preemptive rights. All of the outstanding shares of Class A and Class B Common Stock are, and the shares of Class A Common Stock offered by the Company hereby when issued and paid for will be, validly issued, fully paid and nonassessable, except as provided in
   Section 180.0622(2)(b) of the WBCL.

   Preferred Stock

             There are 5,000,000 shares of Preferred Stock authorized by the Company's Articles of Incorporation, none of which have been issued. The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, Preferred Stock with such redemption, exchange, conversion, dividend, liquidation and voting rights as may be specified in the particular series. Dividends on any series of Preferred Stock are to be cumulative from the date of issuance, payable at such rate and at such times as designated by the Board of Directors for that series. No dividends or other distributions are to be payable on the shares of Class A and Class B Common Stock unless dividends are paid in full on the Preferred Stock and all sinking fund obligations for the Preferred Stock, if any, are fully funded. In the event of a liquidation or dissolution of the Company, the issued shares of Preferred Stock would have priority over the shares of Class A and Class B Common Stock to receive the amount specified in each particular series out of the remaining assets of the Company. Additionally, the Board of Directors has authority, to the maximum extent permitted by the WBCL, to fix and determine the relative rights and preferences of each series of Preferred Stock. The issuance of one or more series of Preferred Stock could have an adverse effect on certain rights, including voting rights, of the holders of shares of Class A and Class B Common Stock. The Company has no current plans or intention to issue shares of Preferred Stock.

   Certain Statutory Provisions

             Under the WBCL, a separate class vote would generally be required to approve an amendment to the Company's Articles of Incorporation (including an amendment made as part of a proposed merger or other reorganization) if the amendment would change in a manner prejudicial to the outstanding holders of a class, the designations, preferences, limitations or other rights of the shares of the class, and in certain other circumstances.

             Section 180.1150 of the WBCL provides that, unless otherwise provided in a corporation's articles of incorporation, the voting power of shares of an "issuing public corporation" (which is defined as a Wisconsin corporation having more than 500 shareholders of record, at least 100 of whom are residents of the State of Wisconsin), which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares, shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired (i) directly from the Company; (ii) pursuant to an agreement entered into prior to the time that the Company was an issuing public corporation; (iii) in a transaction incident to which shareholders of the Company vote to restore the full voting power of such shares; and
   (iv) under certain other circumstances. The Company's Articles of Incorporation provide that the shares of Class B Common Stock will not be subject to the voting restrictions of Section 180.1150.

             Except as may otherwise be provided by law, the requisite affirmative vote of shareholders to approve certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of the Company, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by the WBCL or the articles of incorporation of an "issuing public corporation," certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by
   (i) the holders of at least 80% of the votes entitled to be cast and (ii) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation.

             Sections 180.1140 through 180.1145 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as the Company, and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

             The above sections of the WBCL, along with the certain exceptions therefrom contained in the Company's Articles of Incorporation and the ability to issue additional shares of Class A Common Stock or Preferred Stock without further shareholder approval (subject to any requirements necessary to maintain the quotation of the Class A shares on NASDAQ) could have the effect, among others, of discouraging takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

             This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Class A Common Stock covered by the Registration Statement in acquisitions of businesses or properties by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Stockholder" or "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Act.

             The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

             There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein. Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemental Prospectus will be filed, pursuant to Rule 424(b) under the Act, setting forth (i) the name of each Selling Stockholder and of the participating broker-dealer(s),
   (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

             Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on NASDAQ or such other securities exchange on which the Company's Class A Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders.

             In addition or alternatively, Shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of NASDAQ or such other securities exchange on which the Company's Class A Common Stock may be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on NASDAQ or such other securities exchange on which the Company's Class A Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.

             Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                             VALIDITY OF SECURITIES

             The legality of the Class A Common Stock issuable hereunder will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Jeffrey J. Jones, a director of the Company and a partner of Foley & Lardner, beneficially owns 9,303 shares of Class A Common Stock and options to acquire 2,073 additional shares.

                                     EXPERTS

             The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York, 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W. Plaza, Washington, D.C. 20549. Such reports and proxy statements can also be inspected at the offices of the Nasdaq National Market, NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006-1506.

             In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

             The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Class A Common Stock.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

             The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

             1.   Annual Report on Form 10-K for the year ended March 31,
                  1995.
             2.   Quarterly Report on Form 10-Q for the quarter ended
                  June 30, 1995.
             3. Transition Report on Form 10-Q for the transition period from April 1, 1995 to August 31, 1995.
             4. Quarterly Reports on Form 10-Q and 10-Q/A for the quarter ended November 30, 1995.
             5. Quarterly Reports on Form 10-Q for the quarters ended February 29, 1996 and May 31, 1996.
             6.   Current Report on Form 8-K, dated June 21, 1995.
             7. The description of the Company's Class A Common Stock contained in its Registration Statement on Form S-1
                  (No. 33-15383), as incorporated by reference into the Company's Registration Statement on Form 8-A (Exchange Act File No. 0-16130), dated August 13, 1987, and any amendments or reports filed for the purpose of updating such description.
             8. All other reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A Common Stock offered hereby shall be deemed to be incorporated herein by reference.

             Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Northland Cranberries, Inc., 800 First Avenue South, Wisconsin Rapids, Wisconsin 54494, Attention: Investor and Public Relation Manager, telephone number (715) 424-4444.

       No person has been authorized to give
   information or make any representation not
   contained or incorporated by reference in this
   Prospectus in connection with the offer made
   hereby.  If given or made, such information or
   representation must not be relied upon as having
   been authorized by the Company, any Selling            500,000 SHARES
   Shareholders, or any underwriter, agent or dealer.
   This Prospectus does not constitute an offer to
   sell or a solicitation of an offer to buy any of
   the securities offered hereby in any jurisdiction
   to any person to whom it is unlawful to make such
   offer in such jurisdiction.  Neither the delivery
   of this Prospectus nor any sale made hereunder
   shall, under any circumstances, create any
   implication that there has been no change in the
   affairs of the Company since the date hereof.               [LOGO]

                 TABLE OF CONTENTS

   THE COMPANY . . . . . . . . . . . . . . . . . .  2

   RISK FACTORS  . . . . . . . . . . . . . . . . .  3

   PRICE RANGE OF CLASS A COMMON
   STOCK AND DIVIDENDS . . . . . . . . . . . . . . 10       CLASS A COMMON
                                                                STOCK
   DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . 10

   OUTSTANDING SECURITIES COVERED BY
   THIS PROSPECTUS . . . . . . . . . . . . . . . . 14

   VALIDITY OF SECURITIES  . . . . . . . . . . . . 15

   EXPERTS . . . . . . . . . . . . . . . . . . . . 15

   AVAILABLE INFORMATION . . . . . . . . . . . . . 16         PROSPECTUS

   INCORPORATION OF CERTAIN
   INFORMATION BY REFERENCE  . . . . . . . . . . . 17       __________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers.

             Pursuant to Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under Section 180.0828 of the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above. The Company's By-laws require indemnification of the Company's directors and officers to the fullest extent permitted by the Wisconsin Business Corporation Law. The indemnification rights provided as set forth above are not exclusive to any other rights to which a director or an officer of the Company may be entitled.

             The Company also maintains an insurance policy which provides indemnification for officers and directors against certain liabilities.

             The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

   Item 21.  Exhibits and Financial Statement Schedules

             Exhibits. The exhibits filed herewith or incorporated by reference are set forth in the attached Exhibit Index.

             Financial Statement Schedules.  None

   Item 22.  Undertakings.

             (A) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (B)  The undersigned registration hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement for the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (C) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (D) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (E) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would be exempt from registration (but for the possibility of integration) and which have an immaterial effect on the registrant.

             (F) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (G) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 22, 1996.

                                      NORTHLAND CRANBERRIES, INC.

                                      By: /s/John Swendrowski
                                      John Swendrowski
                                      President and Chief Executive Officer

                               POWERS OF ATTORNEY

              Each person whose signature appears below constitutes and appoints John Swendrowski and Jeffrey J. Jones, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of July 22, 1996 by the following persons in the capacities indicated.

    /s/John Swendrowski         /s/John A. Pazurek     /s/LeRoy J. Miles
    John Swendrowski            John A. Pazurek        LeRoy J. Miles
    President, Chief Executive  Vice President -       Director
    Officer and Director        Finance and Treasurer
    (Principal Executive        (Principal Accounting
    Officer and Principal       Officer)
    Financial Officer)

    /s/Patrick F. Brennan       /s/Robert E. Hawk      /s/Jeffrey J. Jones
    Patrick F. Brennan          Robert E. Hawk         Jeffrey J. Jones
    Director                    Director               Director

    /s/Jerold D. Kaminski       /s/John C. Seramur
    Jerold D. Kaminski          John C. Seramur
    Director                    Director

                                  EXHIBIT INDEX

    EXHIBIT
      NO.                           DESCRIPTION

      3.1    Articles of Incorporation, as amended.

      3.2    By-Laws of the Company, as amended and restated.

      4.2    Credit Agreement, dated August 31, 1994, between the
             Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.2 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      4.3 Security Agreement Re: Equipment, dated August 31, 1994, between the Company and Harris Trust & Savings Bank.
             [Incorporated by reference to Exhibit 4.3 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      4.4 Security Agreement Re: Crops, dated August 31, 1994, between the Company and Harris Trust & Savings Bank.
             [Incorporated by reference to Exhibit 4.4 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      4.5 Mortgage and Security Agreement with Assignment of Rents, dated August 31, 1994, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to
             Exhibit 4.5 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      4.6 Mortgage and Security Agreement with Assignment of Rents, dated August 31, 1994, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to
             Exhibit 4.6 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      4.7 Secured Promissory Note, dated as of June 14, 1989, issued by the Company to The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K dated July 7, 1989.]

      4.8 Mortgage and Security Agreement, dated as of June 14, 1989, from the Company to The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 10.2 to the Company's Form 8-K dated July 7, 1989.]

      4.9 Mortgage and Security Agreement dated July 9, 1993, between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 4.8 to the Company's Form 10-Q dated November 12, 1993.]

     4.10 Modification Agreement, dated as of July 9, 1993, between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit
             4.9 to the Company's Form 10-Q dated November 12, 1993.]

     4.11 First Amendment to Credit Agreement, dated June 6, 1995, between the Company and Harris Trust & Savings Bank.
             [Incorporated by reference to Exhibit 4.11 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.12 Revolving Credit Note, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.12 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.13 Term Credit Note One, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.13 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.14 Term Credit Note Two, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.14 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.15 Term Credit Note Three, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.15 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.16 Acquisition Credit Note, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.16 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.17 First Supplement to Security Agreement re: Crops, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.17 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.18 First Supplement to Security Agreement re: Equipment, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit
             4.18 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.19 Mortgage and Security Agreement with Assignment of Rents, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit
             4.19 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.20 Mortgage and Security Agreement with Assignment of Rents, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit
             4.20 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.21 First Supplement to Mortgage and Security Agreement with Assignment of Rents, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.21 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.22 First Supplement to Mortgage and Security Agreement with Assignment of Rents, dated June 6, 1995, between the Company and Harris Trust & Savings Bank. [Incorporated by reference to Exhibit 4.22 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.23 Secured Promissory Note dated July 9, 1993 between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit
             4.23 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     4.24 Stock Pledge dated July 9, 1993 between the Company and The Equitable Life Assurance Society of the United States. [Incorporated by reference to Exhibit 4.24 to the Company's Form 10-K for the fiscal year ended
             March 31, 1995.]

      5.0    Opinion of Foley & Lardner regarding validity of shares.

      9.1 Voting Trust Agreement, dated as of June 19, 1987, among John Swendrowski, LeRoy J. Miles, Lawrence R. Kem, Susan Swendrowski, Bette Miles, Barbara Kem, Cranberries Limited, Inc. and Kem Cranberries, Inc. [Incorporated by reference to Exhibit 9.1 to the Company's Form S-1 Registration Statement (Reg. No. 33-15383).]

      9.2 Amendment to Voting Trust Agreement, dated October 30, 1992. [Incorporated by reference to Exhibit 9.4 to the Company's Form 10-K for the fiscal year ended March 31, 1993.]

      9.3    Swendrowski Voting Trust Termination Letter dated
             January 18, 1995.   [Incorporated by reference to Exhibit
             9.3 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      9.4 Lawton Voting Trust Termination Letter dated April 10, 1995. [Incorporated by reference to Exhibit 9.4 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      9.5 Hawk Voting Trust Termination Letter dated March 4, 1994. [Incorporated by reference to Exhibit 9.5 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     10.1 1987 Stock Option Plan, dated June 2, 1987, as amended. [Incorporated by reference to Exhibit 10.5 to the Company's Form 10-K for the fiscal year ended December 31, 1987.]

     10.2 Forms of Stock Option Agreement, as amended, under 1987 Stock Option Plan. [Incorporated by reference to Exhibit
             10.6 to the Company's Form 10-K for the fiscal year ended December 31, 1987.]

     10.3 1989 Stock Option Plan, as amended. [Incorporated by reference to Exhibit 4.4 to the Company's Form S-8
             Registration Statement (Reg. No. 33-32525).]

     10.4 Forms of Stock Option Agreements under the 1989 Stock Option Plan, as amended. [Incorporated by reference to Exhibits 4.5-4.8 to the Company's Form S-8 Registration Statement (Reg. No. 33-32525).]

     10.5 Lease Agreement dated September 5, 1991 between The Equitable Life Assurance Society of the United States and the Company. [Incorporated by reference to Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended March 31, 1992.]

     10.6 Agreement dated September 5, 1991 between the Company and Cranberry Hills Partnership. [Incorporated by reference to Exhibit 10.14 to the Company's Form 10-K for the fiscal year ended March 31, 1992.]

     10.7 Lease dated March 31, 1994 between Nantucket Conservation Foundation, Inc. and the Company. [Incorporated by reference to Exhibit 10.11 to the Company's Form 10-K for the fiscal year ended March 31, 1994.]

     10.8 Key Executive Employment and Severance Agreement dated as of May 8, 1992 between the Company and John Swendrowski. [Incorporated by reference to Exhibit 10.25 to the Company's Form 10-K for the fiscal year ended March 31, 1992.]

     10.9    Northland Cranberries, Inc. 1992 Executive Incentive
             Bonus Plan, as amended and restated. [Incorporated by reference to Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

     10.10 Agreement dated June 15, 1992 between the Company and Board na Mona. [Incorporated by reference to Exhibit
             10.27 to the Company's Form 10-K for the fiscal year ended March 31, 1992.]

     10.11 Lease dated September 13, 1993 between the Company and United Cape Cod Cranberry Limited Partnership, including the form of Purchase and Sale Agreement attached as Exhibit D thereto. [Incorporated by reference to Exhibit
             2.1 to the Company's Form 8-K dated September 27, 1993.]

     10.12 Northland Cranberries, Inc. proposed 1995 Stock Option Plan. [Incorporated by reference to Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended March 31, 1995.]

      21     Subsidiary of the Company.  [Incorporated by reference to
             Exhibit 22 to the Company's Form 10-K for the fiscal year ended March 31, 1992.]

     23.1    Consent of Deloitte & Touche LLP.

     23.2    Consent of Foley & Lardner (contained in Exhibit 5.0).

      24 Powers of Attorney (included on signature page to this Registration Statement).